UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C 20549
                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1 (b).

                                  OMB APPROVAL
                           OMB Number: 3235-0287
                           Expires: January 31, 2005
                           Estimated average burden
                           hours per response....0.5

(Print or Type Responses)
________________________________________________________________________________
1.      Name and Address of Reporting Person*

    Asset Value Fund Limited Partnership
________________________________________________________________________________
   (Last)                           (First)                    (Middle)

    376 Main Street, P.O. Box 74
________________________________________________________________________________
                                    (Street)

    Bedminster,                    New Jersey                   07921
________________________________________________________________________________
    (City)                          (State)                    (Zip)

________________________________________________________________________________
2.      Issuer Name and Ticker or Trading Symbol

    Cortech, Inc. ("CRTQ")
________________________________________________________________________________
3.      IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.      Statement for Month/Day/Year

    January 24, 2003
________________________________________________________________________________
5.      If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
6.      Relationship of Reporting Person to Issuer
        (Check all applicable)
        [_]  Director                           [X}  10% Owner
        [_]  Officer (give title below)         [_]  Other (specify below)

________________________________________________________________________________
================================================================================
          Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                            5.              6.
                                                            4.                              Amount of       Owner-
                                                            Securities Acquired (A) or      Securities      ship
                                2.A         3.              Disposed of (D)                 Beneficially    Form:      7.
                                Deemed      Transaction     (Instr. 3,4 and 5)              Owned Foll-     Direct     Nature of
                    2.          Execution   Code            ------------------------------- owing Reported  (D) or     Indirect
1.                  Transaction Date,if any (Instr. 8)                      (A)             Transaction(s)  Indirect   Beneficial
Title of Security   Date        (mm/dd/yy)  ----------------    Amount      or    Price     (Instr. 3)      (I)        Ownership
(Instr. 3)          (mm/dd/yy)                Code        V                 (D)             and 4)          (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Shares, par value $.002 per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        1/24/03                   P                 100         A   $2.51       1,594,600         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder:  Report  on a  separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4 (b) (v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)

                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or  Beneficially  Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                                                                                                     9.         10.
                                                                                                     Number     Owner-
                                                                                                     of         ship
                                                                                                     Deriv-     Form
               2.                                                                                    ative      of
               Conver-                   5.                             7.                           Secur-     Deriv-     11.
               sion                      Number of                      Title and Amount             ities      ative      Nature
               or                        Derivative    6.               of Underlying     8.         Bene-      Secur-     of
               Exer-           4.        Securities    Date             Securities        Price      ficially   ity:       In-
               cise    3.      Trans-    Acquired (A)  Exercisable and  (Instr.3 and 4)   of         Owned      Direct     direct
               Price   Trans-  action    or Disposed   Expiration Date  ----------------  Deriv-     Follow-    (D) or     Bene-
1.             of      action  Code      of (D)        (Month/Day/Year)         Amount    ative      ing Repor- In-        ficial
Title of       Deriv-  Date    (Instr.   (Instr.3,     ----------------         or        Secur-     ed Trans-  direct     Owner-
Derivative     ative   (Month/ 8)        4 and 5)      Date     Expira-         Number    ity        action(s)  (I)        ship
Security       Secur-  Day/    -------   -----------   Exer-    tion            of        (Instr.    (Instr.    (Instr.    (Instr.
(Instr. 3)     ity     Year)   Code V     (A)   (D)    cisable  Date    Title   Shares    5)         4)         4)         4)
------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

ASSET VALUE FUND LIMITED PARTNERSHIP

By:  Asset Value Management, Inc.
     General Partner

By:  /s/ John W. Galuchie, Jr.                        1/27/03
     -------------------------------                  -------------------
     ** Signature of Reporting Person                 Date
        John W. Galuchie, Jr.
        Treasurer

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

        see 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                                                                         Page 2
                                                                 SEC 1474 (3-99)